Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

               COMMSCOPE REPORTS FIRST QUARTER 2004 RESULTS;
         RESULTS INCLUDE RECENT ACQUISITION; SALES OF $235 MILLION;
                  CASH FLOW FROM OPERATIONS OF $22 MILLION
-------------------------------------------------------------------------------

HICKORY, NC -- (MAY 4, 2004) CommScope, Inc. (NYSE: CTV) today announced first quarter results for the period ended March 31, 2004, which includes the January 31, 2004 acquisition of the Connectivity Solutions business of Avaya Inc. The Company reported sales of $235.1 million and a net loss of $16.4 million, or $0.27 per share, for the first quarter. The net loss includes acquisition-related transition and startup costs as well as the impact of purchase accounting adjustments related to the acquisition of Connectivity Solutions. These adjustments are outlined below. The first quarter net loss also includes a loss on the early extinguishment of debt and CommScope's after-tax share of losses of OFS BrightWave.

For the first quarter 2003, CommScope reported sales of $129.4 million and a net loss of $3.1 million or $0.05 per share. This net loss reflected after-tax equity in losses of OFS BrightWave of $0.06 per share.

"We are pleased with the ongoing integration of Connectivity Solutions and the overall direction of our business," said Chairman and Chief Executive Officer Frank M. Drendel. "Despite rising material costs and special charges related to our acquisition, we generated $21.6 million in cash flow from operations during the quarter."

Sales for the first quarter of 2004 were $235.1 million. CommScope is reporting results in two segments in the first quarter of 2004: a) Cable segment, which is CommScope's legacy cable business and b) Connectivity Solutions segment, which is the recent acquisition. Below is a sales summary that reflects actual first quarter sales, which incorporate Connectivity Solutions sales for February and March. This summary also reflects pro forma sales for the current quarter, as if Connectivity Solutions had been acquired on January 1, 2004 and eliminates intersegment sales for all the periods presented. The pro forma information for periods prior to January 31, 2004 is based on the historical results of Connectivity Solutions as operated by Avaya Inc. (as reported in the public filings of Avaya) and therefore may not be indicative of the actual results of the Connectivity Solutions segment as operated by CommScope. The year-over-year and sequential comparisons are made on a pro forma basis (in $ millions):


                                                    PRO FORMA
                                ACTUAL      -------------------------
                                FIRST      FIRST     FOURTH     FIRST
                               QUARTER    QUARTER    QUARTER   QUARTER     PRO FORMA CHG %
                                 2004       2004      2003      2003        YOY      SEQ.
                                 ----       ----      ----      ----        ---      ----
Cable Segment
-------------
  Broadband/Video                 $102.5     $102.5    $121.8    $101.3    1.2%    -15.8%
  LAN                              $25.3      $25.3     $22.2     $23.0   10.0%     14.0%
  Wireless/Other Telecom            $8.0       $8.0      $9.8      $5.1   56.9%    -18.4%
                                  ------     ------    ------    ------   -----    ------
  Subtotal Cable                  $135.8     $135.8    $153.8    $129.4    4.9%    -11.7%

CONNECTIVITY SOLUTIONS SEGMENT   Feb-Mar    Jan-Mar
------------------------------
  SYSTIMAX                         $77.9      $93.7     $99.6    $107.3  -12.7%     -5.9%
  ExchangeMAX                       $7.7      $11.3     $18.0     $13.3  -15.0%    -37.2%
  ICS                              $17.1      $24.9     $20.6     $10.4  139.4%     20.9%
                                  ------     ------    ------    ------   -----    ------
  Subtotal Connectivity Solutions $102.7     $129.9    $138.2    $131.0   -0.8%     -6.0%

Intersegment eliminations          -$3.4      -$4.9     -$4.8     -$3.7    n/a       n/a

TOTAL COMMSCOPE                   $235.1     $260.8    $287.2    $256.7    1.6%     -9.2%


CommScope's Cable segment sales rose 5% year-over-year to $135.8 million and were up in all major product categories. Broadband sales were up year-over-year primarily due to strong international sales, but were somewhat offset by lower sales of fiber optic cable. LAN sales continue to show good progress both year-over-year and sequentially. Wireless and Other Telecom sales rose 57% year over year. The sequential decline in total Cable segment sales was primarily due to lower domestic Broadband/Video sales.

CommScope's Connectivity Solutions segment sales were essentially flat on a pro forma basis year over year. SYSTIMAX(R) sales for the first quarter were affected by CommScope's efforts to reduce external channel inventories to a more appropriate level. Integrated Cabinet Solutions (ICS) sales grew significantly year over year and sequentially primarily due to increasing service provider deployments of Digital Subscriber Lines (DSL). Reduced telephone central office spending and ongoing competitive pressures continued to affect ExchangeMAX(R) sales. The sequential decline in pro forma Connectivity Solutions segment sales was primarily due to lower SYSTIMAX and lower ExchangeMAX sales.

Overall external orders booked in the first quarter of 2004 were $275.1 million, which includes Cable segment orders of $155.2 million and Connectivity Solutions segment orders of $119.9 million. External cable segment orders on a pro forma basis were $131.3 million for the first quarter of 2003.

The consolidated pro forma net loss for the quarters ended March 31, 2004 and 2003, as if the acquisition had occurred as of the first day of each quarter, was $23.1 million, or $0.38 per share, and $1.7 million, or $0.03 per share, respectively. The year-over-year increase in the pro forma net loss was primarily due to the negative impact on gross margin of lower sales and manufacturing volume, product mix and higher material costs in the first quarter of 2004, somewhat offset by lower corporate overhead expenses. The pro forma net loss for the quarter ended March 31, 2004 includes acquisition-related transition and startup costs, the impact of purchase accounting adjustments and a loss on the early extinguishments of debt, which are outlined below. These special charges are not reflected in the pro forma net loss for the quarter ended March 31, 2003.

SPECIAL CHARGES
---------------
CommScope incurred significant special charges during the first quarter. These pretax charges included:

     o $13.3 million related to lower margins on certain inventory acquired from Avaya in the acquisition and sold during the quarter,

     o $3.9 million for acquisition-related in-process research and development,

     o $6.7 million for acquisition-related transition and startup costs, and

     o    $5.0 million for a loss on the early extinguishment of debt.

Excluding these special charges, adjusted net income was $3.6 million and adjusted earnings per share was $0.06 per share. Please refer to the attached supplementary schedule "Reconciliation of GAAP to Adjusted Results" for a quantitative reconciliation.

GROSS MARGIN
------------
The company's overall gross margin for the first quarter was 15.9%, which includes $13.3 million related to lower margins on certain inventory acquired from Avaya in the acquisition and sold during the quarter. Excluding this impact, the company's adjusted gross margin for the first quarter was 21.6%. Gross margin was also affected by lower sales and manufacturing volume, unfavorable product mix as well as higher material costs during the quarter. The previously announced price increases for enterprise products had minimal impact in the first quarter; however, they are expected to have a more significant impact in the second quarter. Additionally, as a result of rising material costs, CommScope recently announced a 5% price increase for essentially all broadband cable products, which will be effective beginning in late May.

"During the first quarter, we also took aggressive steps to reduce internal and external channel inventories," stated Drendel. "We slowed production at certain facilities during the quarter in order to use existing inventories purchased in our recent acquisition. While cost of sales was negatively affected in the quarter, we improved cash flow."

CASH FLOW AND LIQUIDITY
-----------------------

Net cash provided by operating activities was $21.6 million for the first quarter. Capital expenditures were $1.8 million in the quarter. The Company expects capital expenditures to be approximately $30 million for calendar year 2004, which includes capital spending associated with a planned facility in Asia.

As previously announced, effective January 31, 2004, CommScope completed the acquisition of substantially all of the assets of the Connectivity Solutions business from Avaya Inc., except for certain international operations that are expected to be completed later this year. The total purchase price consisted of $250 million in cash, subject to post-closing adjustments, and approximately 1.8 million shares of CommScope common stock. CommScope assumed certain current liabilities of the Connectivity Solutions business and up to $65 million of other specified liabilities, primarily related to employee benefits.

Also during the quarter, CommScope issued in a private placement $250 million aggregate principal amount of 1% convertible subordinated debentures due 2024. The proceeds of this offering were used as follows: a) to retire all of the $172.5 million aggregate principal amount of our outstanding 4% convertible subordinated notes due 2006 through repurchase and redemption; b) to repay $25 million of outstanding revolving credit loans under our senior secured credit facility; and c) for other general corporate purposes.

During the quarter, CommScope repurchased $102.9 million aggregate principal amount of the 4% convertible notes for $106.0 million in privately negotiated transactions. The remaining $69.6 million aggregate principal amount of the 4% convertible notes was redeemed on April 26, 2004, for $71.8 million, which includes the call premium and accrued interest. CommScope ended the first quarter with $186.1 million in cash and cash equivalents.

OFS BRIGHTWAVE RESULTS
----------------------
For the first quarter of 2004, OFS BrightWave had revenues of $20.5 million, a negative gross profit of $5.8 million and a net loss of $12.0 million. This compares to revenues of $28.3 million, a negative gross profit of $20.6 million and a net loss of $32.8 million for the year-ago quarter.

CommScope recorded after-tax charges of $0.8 million, or $0.01 per share, in the first quarter of 2004 for its share of losses of OFS BrightWave related to the Company's minority investment in this venture.

As previously announced, The Furukawa Electric Co. Ltd. (Tokyo: 5801) has combined certain cable production activities and restructured the OFS operations. As a result of these restructuring actions and because CommScope chose not to make further investments in OFS BrightWave, our equity ownership percentage was reduced to 9.4% effective April 1, 2004. This change in ownership does not currently affect the losses recognized by CommScope for accounting purposes. The Company's share of OFS BrightWave losses is based on CommScope's proportionate share of OFS BrightWave's long-term debt, which was approximately 11% as of March 31, 2004.

OTHER COMMSCOPE FIRST QUARTER 2004 HIGHLIGHTS
---------------------------------------------

     o Total actual international sales were $73.7 million for the quarter and $85.0 million on a pro forma basis, as if Connectivity Solutions had been acquired on January 1, 2004. International Cable segment sales increased significantly year over year, while international Connectivity Solutions segment sales decreased moderately on a pro forma basis.

     o Sales to Anixter and its affiliates totaled approximately 29% of CommScope sales for the quarter.

     o During the quarter, CommScope announced new pricing for certain enterprise products. Prices increased by 3 percent to 8 percent for new enterprise projects primarily due to the rising cost of copper and polymers. An additional price increase of up to 10% for fluoropolymer-based products was also implemented for new projects.

     o Total depreciation and amortization was $14.5 million, which included $2.3 million of intangibles amortization and deferred financing fees of $2.3 million.

     o As a result of expanded international activities in lower tax rate jurisdictions, CommScope's effective tax rate for the quarter was approximately 31%.


UNIPRISE SOLUTIONS(TM)
----------------------
On April 27, 2004, CommScope introduced Uniprise SolutionsTM, a second structured cabling solution for enterprise networks. The Uniprise integrated solution is built upon proven connectivity technology from our recent acquisition and CommScope's high-performance cable. With the introduction of Uniprise, the Company has expanded its ability to serve the needs of the total enterprise market.

The industry-leading SYSTIMAX(R) Solutions, a CommScope company, will continue to offer premium, cutting-edge solutions to its global customers. The Uniprise brand will provide customers with competitive performance and value-oriented solutions based on established technology.

COMMSCOPE SECOND QUARTER 2004 OUTLOOK
-------------------------------------
"Looking ahead to the second quarter of 2004, we expect total sales in the $280-$300 million range," said CommScope Executive Vice President and Chief Financial Officer Jearld Leonhardt. "While we expect higher material costs in the second quarter, we also expect to begin to see a positive impact from price increases. Overall, we expect gross margin to be in the 22-23% range in the second quarter, excluding special charges. We expect SG&A expense to be around 16-17% of sales and R&D to be around 2-3% of sales. Depreciation and amortization expense is expected to be approximately $14.8 million for the second quarter.

"We also expect to incur up to $10 million of additional special charges in the second quarter related to the remaining impact of purchase accounting adjustments related to certain inventory acquired from Avaya in the transaction and sold during the quarter as well as other acquisition-related transition and startup costs."

CONFERENCE CALL INFORMATION
---------------------------
CommScope will host a conference call/webcast today at 5:00 p.m. (EDT) to discuss first quarter results. You are invited to listen to the conference call or webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-346-6540. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at: http://www.firstcallevents.com/service/ajwz405012789gf12.html

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21193527. The replay will be available through Tuesday, May 11th. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

ABOUT COMMSCOPE
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of 'last mile' cable and connectivity solutions for communication networks. We are the global leader in structured cabling systems for business enterprise applications and the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions from the central office to the home.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, margins, revenues, earnings, accretion, synergies and other financial items, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the ability of the Company to complete the acquisition of certain international operations of Connectivity Solutions; the challenges of transition, integration and restructuring associated with the acquisition; post-closing adjustments; purchase accounting adjustments; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for Connectivity Solutions products, applications and service; any statements of belief and any statements of assumptions underlying any of the foregoing; expected demand from Comcast Corporation and other major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with Anixter and other major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; financial performance and limited control of OFS BrightWave; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; adequacy and availability of insurance; regulatory changes affecting us or the industries we serve; acquisition activities and the ability to integrate acquisitions; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:

PHIL ARMSTRONG       BETSY LAMBERT, APR
INVESTOR RELATIONS   MEDIA RELATIONS
(828) 323-4848       (828) 323-4873

                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       Three Months Ended
                                                             March 31,
                                                    -------------------------
                                                        2004          2003
                                                    ------------  -----------

Net sales                                            $  235,061    $ 129,368
                                                    ------------  -----------
Operating costs and expenses:
  Cost of sales                                         197,677      105,251
  Selling, general and administrative                    35,984       20,070
  Research and development                                4,866        1,589
  In-process research and development charges             3,894          -
  Acquisition-related transition and startup costs        6,739          -
                                                    ------------  -----------
      Total operating costs and expenses                249,160      126,910
                                                    ------------  -----------
Operating income (loss)                                 (14,099)       2,458
Other income (expense), net                              (1,126)         209
Loss on early extinguishment of debt                     (5,029)         -
Interest expense                                         (2,759)      (2,158)
Interest income                                             479          617
                                                    ------------  -----------
Income (loss) before income taxes and equity
  in losses of OFS BrightWave, LLC                      (22,534)       1,126
Income tax benefit (expense)                              6,979         (417)
                                                    ------------  -----------
Income (loss) before equity in losses of
  OFS BrightWave,LLC                                    (15,555)         709
Equity in losses of OFS BrightWave, LLC, net of tax        (815)      (3,782)
                                                    ------------  -----------
Net loss                                             $  (16,370)   $  (3,073)
                                                    ============  ===========


Net loss per share:
  Basic                                              $    (0.27)   $   (0.05)
  Assuming dilution                                  $    (0.27)   $   (0.05)

Weighted average shares outstanding:
  Basic                                                  60,653       59,220
  Assuming dilution                                      60,653       59,220

                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    (Unaudited)
                                                      March 31,   December 31
                                                        2004         2003
                                                    ------------  -----------
                                  ASSETS

Cash and cash equivalents                            $  186,135    $ 206,038
Accounts receivable, less allowance for doubtful
  accounts of $13,687 and $12,145, respectively         144,865       69,461
Inventories                                             113,362       32,723
Prepaid expenses and other current assets                25,082        8,389
Deferred income taxes                                    15,006       14,061
                                                    ------------  -----------
    Total current assets                                484,450      330,672

Property, plant and equipment, net                      346,840      176,290
Goodwill                                                151,360      151,368
Other intangibles, net of accumulated amortization of
  $44,713 and $42,435, respectively                      88,709        6,330
Deferred income taxes                                    46,425       44,756
Advances to OFS BrightWave, LLC                          12,038       13,361
Other assets                                             21,109       17,004
                                                    ------------  -----------
    Total Assets                                     $1,150,931    $ 739,781
                                                    ============  ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                     $   59,819    $  14,659
Other accrued liaiblities                                95,407       35,377
Current portion of long-term debt                        92,075           --
                                                    ------------  -----------
    Total current liabilities                           247,301       50,036

Long-term debt                                          309,550      183,300
Other noncurrent liabilities                            117,572       50,739
                                                    ------------  -----------
    Total Liabilities                                   674,423      284,075

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $.01 par value; Authorized
    shares: 20,000,000; Issued and outstanding
    shares: None at March 31, 2004 and
    December 31, 2003                                        --           --
  Common stock, $.O1 par value; Authorized shares:
    300,000,000; Issued shares, including treasury
    stock: 64,057,054 at March 31, 2004 and
    61,861,376 at December 31, 2003; Issued and
    outstanding shares: 61,513,954 at March 31, 2004
    and 59,318,276 at December 31, 2003                     641          619
  Additional paid-in capital                            423,119      384,889
  Retained earnings                                      74,585       90,955
  Accumulated other comprehensive loss                   (8,613)      (7,533)
  Treasury stock, at cost: 2,543,100 shares at
    March 31, 2004 and December 31, 2003                (13,224)     (13,224)
                                                    ------------  -----------
      Total Stockholders' Equity                        476,508      455,706
                                                    ------------  -----------
      Total Liabilities and Stockholders' Equity     $1,150,931     $739,781
                                                    ============  ===========

                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED - IN THOUSANDS)



                                                       Three Months Ended
                                                             March 31,
                                                    -------------------------
                                                        2004          2003
                                                    ------------  -----------

OPERATING ACTIVITIES:
Net loss                                             $  (16,370)   $  (3,073)
Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization                        14,493        8,636
    In-process research and development charges           3,894           --
    Equity in losses of OFS BrightWave, LLC, pretax       1,318        6,046
    Deferred income taxes                                (2,627)      (1,410)
    Tax benefit from stock option exercises                 789           --
    Changes in assets and liabilities:                   20,122       (6,007)
                                                    ------------  -----------
Net cash provided by operating activities                21,619        4,192

INVESTING ACTIVITIES:
    Additions to property, plant and equipment           (1,761)      (1,849)
    Acquisition of Connectivity Solutions              (285,856)          --
    Proceeds from disposal of fixed assets                   72           56
                                                    ------------  -----------
Net cash used in investing activities                  (287,545)      (1,793)

FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt             75,000           --
    Principal payments on long-term debt                 (3,750)          --
    Proceeds from issuance of convertible notes         250,000           --
    Repayment of convertible notes                     (102,925)          --
    Proceeds from issuance of stock                      32,853           --
    Long-term financing costs                           (10,013)      (1,166)
    Proceeds from exercise of stock options               5,110           --
                                                    ------------  -----------
Net cash provided by (used in) financing activities     246,275       (1,166)

Effect of exchange rate changes on cash                    (252)         363

                                                    ------------  -----------
Change in cash and cash equivalents                     (19,903)       1,596
Cash and cash equivalents, beginning of period          206,038      120,102
                                                    ------------  -----------
Cash and cash equivalents, end of period             $  186,135    $ 121,698
                                                    ============  ===========

                                 COMMSCOPE
                             First Quarter 2004
                 Reconciliation of GAAP to Adjusted Results

                                                                  Net Income
                                                     Net Income       (Loss)
                                                      (Loss) $m    Per Share
                                                     ----------   ----------


GAAP RESULTS REPORTED                                   ($16.4)       ($0.27)

Special charges (after-tax):
  Impact of purchase accounting inventory adjustments     $9.2         $0.15
  Acquisition-related in-process research & development   $2.7         $0.04
  Acquisition-related transition & start-up costs         $4.6         $0.08
  Loss on early extinguishment of debt                    $3.5         $0.06
                                                          ----         -----
 Total special charges (after-tax):                      $20.0         $0.33

 ADJUSTED RESULTS                                         $3.6         $0.06


CommScope management believes that presenting net income and net income per share excluding special charges noted above provides meaningful information to management and investors, which could allow them to more easily compare results period to period.

CommScope expects up to $10 million of additional pretax charges in the second quarter of 2004 for acquisition-related transition and startup costs and the impact of purchase accounting adjustments.

                                   # # #